UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2011

CENTURY PROPERTIES FUND XIV

(Exact name of Registrant as specified in its charter)

California	0-9242	94-2535195
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Century Properties Fund XIV (the “Registrant”) owns a 100% interest in Century Sun River, Limited Partnership, an Arizona limited partnership (the “Seller”), which owns Sun River Village Apartments (“Sun River”), a 334-unit apartment complex located in Tempe, Arizona.  On May 10, 2011 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Holland Acquisition Co., LLC, a Washington limited liability company (the “Purchaser”), to sell Sun River to the Purchaser for a total sales price of $18,700,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $18,700,000 subject to certain prorations and adjustments at the closing.  The Purchaser is required to deliver an initial deposit of $250,000 to First American Title Insurance Company (the “Escrow Agent”) within 2 business days following the Effective Date. On or before June 9, 2011, the date the feasibility period expires, the Purchaser is required to deliver an additional deposit of $250,000 to the Escrow Agent.  If the Purchaser fails to notify the Seller in writing of its intent to terminate the contract prior to the end of the feasibility period, the initial deposit will become non-refundable.

CLOSING.  The expected closing date of the transaction is July 11, 2011. The Seller has the right to extend the closing to a date not later than 35 days following July 11, 2011, if required in order to obtain any necessary consents or approvals for the closing in accordance with the Purchase Agreement.  The Purchaser has the right to one 15-day extension of the closing by delivering written notice to the Seller no later than 10 days prior to the then scheduled closing date and simultaneously delivering an additional deposit of $50,000 to the Escrow Agent. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Seller will pay the base premium with respect to the Title Policy, cost of recording any instruments required to discharge any liens or encumbrances against Sun River, and one-half of the customary closing costs of the Escrow Agent. The Purchaser will pay any transfer, mortgage assumption, sales, use, gross receipts or similar taxes, any premiums or fees with respect to the Title Policy, other than the base premium, and one-half of the customary closing costs of the Escrow Agent.

REPRESENTATIONS AND WARRANTIES.  The Seller and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to Sun River by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $1,870,000 will be borne by the Seller. The Seller must maintain in full force and effect until the closing date all existing insurance coverage on Sun River.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Seller.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Seller, and neither party will be obligated to proceed with the purchase and sale.  The Seller expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Seller, prior to the closing, defaults in its representations, warranties, covenants, or obligations then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $50,000 or (ii) seeking specific performance of the Seller’s obligation to deliver the deed to Sun River pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.13       Purchase and Sale Contract between Century Sun River, Limited Partnership, an Arizona limited partnership and Holland Acquisition Co., LLC, a Washington limited liability company, dated May 10, 2011.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

The agreement included as an exhibit to this Form 8-K contains representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•         should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•         have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•         may apply standards of materiality in a way that is different from what may be viewed as material to an investor; and

•         were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about the Registrant may be found elsewhere in this Form 8-K and the Registrant’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIV

By:  Fox Capital Management Corporation

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: May 12, 2011